EXHIBIT 5.1


                        ROGER A. KIMMEL, JR. & ASSOCIATES
                               COUNSELLORS AT LAW
                           114 BARRINGTON TOWN SQUARE
                                    SUITE 159
                               AURORA, OHIO 44202
FAX: (330) 562-1669      TELEPHONE: (330) 995-0051    E-Mail:  KimmelLaw@aol.com
           Practice Limited to Matters Involving Corporate Securities


March 17, 2003

TERRA BLOCK INTERNATIONAL, INC.
2637 Erie Avenue
Suite 207
Cincinnati, Ohio 45208

     Re:  Terra Block International, Inc. Registration Statement on Form S-8
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To the Board of Directors:

We have acted as counsel for Terra Block International, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to an aggregate of 2,000,000 shares of common stock, par value $0.001 per share (the "Shares") issuable by the Company pursuant to a certain consulting agreement between the Company and Sage Office Solutions, LLC and a Legal Services Agreement between the Company and Roger A. Kimmel, Jr. & Associates (collectively the "Agreements").

As such counsel, we have reviewed the Agreements. We have also examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

The opinions expressed herein are limited in all respects to the Nevada [General Corporation] Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, we are of the opinion that: (i) the Shares are duly authorized; and (ii) upon the issuance of the Shares, in accordance with the terms of the Agreements, the Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur


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which  could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                        Very truly yours,

                                        /s/ Roger A. Kimmel, Jr. & Associates
                                        -------------------------------------

                                        Roger A. Kimmel, Jr. & Associates


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